Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-1 and related Prospectus of BIMI International Medical Inc., formerly known as BOQI International Medical Inc., for the registration of common stock and to the incorporation by reference therein of our report dated March 31, 2021, with respect to the consolidated financial statements of BIMI International Medical Inc. in its Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

Very truly yours,

/s/ AUDIT ALLIANCE LLP
AUDIT ALLIANCE LLP

June 25, 2021